Exhibit 99.1

We have a 134-year legacy pioneering sterile sutures that would revolutionize the surgical room and the practice of medicine all over the world.

J&J is a **global MedTech leader** with $27B in 2021 sales and projected growth this year and into the future.

J&J MedTech is well positioned to grow and deliver for patients because…



We have a highly diversified and leading portfolio.

Our 11 priority platforms each deliver more than $1B in sales annually. Of these platforms, 10 rank #1 or #2 in the market.

We are competitive.

We are projected to outpace the market through New Product Introductions (NPIs) and robust commercial execution. We are closing the gap with our competitor composite and expect to gain share in 8 of our 11 priority platforms over the next five years.

We are an industry leader.

Our global scale, trusted brands, novel innovation, and AAA balance sheet differentiate us in the medtech industry.

We have a strong innovation engine and are transforming with digital.

Our Expected Net Present Value (eNPV) doubled in 2020 to ~$10B. We have 27 pipeline projects with $100M+ eNPV, up from six three years ago, and we are advancing our E2E digital ecosystem.

We have a high-performing team.

Our 60,000+ employees are driving impact by improving patient outcomes, elevating the standard of care, and building a digital health ecosystem to keep the world well.

Biosurgery Surgical Vision Trauma Diversifies and Contact Lenses Electrophysiology Expands Portfolio in JJMT High Growth Heart Energy Heart Recovery Recovery Market + Endocutters Knees Extends Portfolio to 12 $1B+ Platforms Hips Sutures Spine

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements regarding the potential acquisition of ABIOMED. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of ABIOMED or Johnson & Johnson. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearance under the Hart-Scott-Rodino Antitrust Improvements Act or other applicable antitrust laws will not be obtained; uncertainty as to the percentage of ABIOMED stockholders that will support the proposed transaction and tender their outstanding shares of common stock of ABIOMED in the Offer; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Johnson & Johnson or ABIOMED during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; economic conditions, including currency exchange and interest rate fluctuations; the risks associated with global operations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care services and products; and trends toward health care cost containment. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the products and employees/operations and clinical work of ABIOMED, as well as the ability to ensure continued performance or market growth of ABIOMED's products. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 2, 2022, including in the sections captioned "Cautionary Note Regarding Forward-Looking Statements" and "Item 1A. Risk Factors," and in Johnson & Johnson's subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.

Additional Information

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Johnson & Johnson will cause Merger Sub to file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission ("SEC"). **Investors and ABIOMED security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) that will be filed by Johnson & Johnson with the SEC and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by ABIOMED with the SEC, when they become available, because they will contain important information.** These documents will be available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Johnson & Johnson, Office of the Corporate Secretary, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attn: Corporate Secretary's Office. A copy of the solicitation/recommendation statement on Schedule 14D-9 (once it becomes available) also may be obtained free of charge from ABIOMED under the "Investors" section of ABIOMED' website at https://investors.abiomed.com.